SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):November 15, 2006

DIGITAL RECORDERS, INC.
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	1-13408	56-1362926
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
(Address of principal executive offices)
(214) 378-8992
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement
     Effective November 15, 2006, Digital Recorders, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Rob Taylor pursuant to which Mr. Taylor will act as Vice President and Chief Operating Officer of the Company’s North Carolina operations in Durham, North Carolina. The initial term of the Agreement began on November 15, 2006 and will end on November 15, 2008, with automatic one-year extensions unless either party to the Agreement delivers 90 days’ prior written notice otherwise. The Agreement provides that the Company shall pay to Mr. Taylor the sum of $190,000 per year in consideration of his services as well as any additional compensation and/or bonuses as may be recommended by the Chief Executive Officer of the Company and voted to Mr. Taylor in the discretion of our Compensation Committee for approval by the Board of Directors on the basis of the value of Mr. Taylor’s services to the Company. Pursuant to the Agreement, if the Company or Mr. Taylor terminate Mr. Taylor’s employment with the Company in connection with a change of control of the Company, Mr. Taylor shall receive a lump sum payment equal to two times his annual salary and incentive or bonus payments as were made during the most recent 12-month period within 30 days of the change of control.
     Pursuant to the terms of the Agreement, Mr. Taylor may, without cause, terminate the Agreement upon 90 days written notice; provided, however, in such event Mr. Taylor may be required to render his services during such 90 day period. Further, the Company may, without cause, terminate the Agreement at any time; provided, however, in such event the Company must pay to Mr. Taylor a severance allowance equal to 6 months base salary payable at regularly scheduled pay periods over such 6 month period. The Company may also terminate the Agreement with cause for standard reasons upon written notice to Mr. Taylor from the Chief Executive Officer specifying such cause. The Agreement also provides that (i) for a period of 6 months after Mr. Taylor’s employment with the Company is terminated, Mr. Taylor may not directly or indirectly compete with the business of the Company and (ii) for a period of 1 year after Mr. Taylor’s employment with the Company is terminated, Mr. Taylor may not voluntarily or involuntarily solicit any of the Company’s employees to work for a competitor of the Company.
     Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 15, 2006, the Company appointed Rob Taylor Vice President and Chief Operating Officer of our North Carolina operations in Durham, North Carolina. Mr. Taylor, age 49, joined the Company in February of 2005 to assist in the development and marketing of video surveillance products and services for the transit industry as part of our long-term business plans. Mr. Taylor was named Vice President of Marketing of our Digital Recorders division and TwinVision na, Inc. business unit in April of 2006. Mr. Taylor has more than 24 years’ experience in the electronics industry and, most recently, in the digital video industry serving the broadcast, industrial, and transportation markets. Prior to joining the Company, Mr. Taylor served as Executive Vice President for Fast Forward Video, Inc., a privately held company in Irvine, California, where he was responsible for all sales and marketing activities from 2004 to 2005. Prior to Fast Forward Video, Inc., Mr. Taylor enjoyed a 14-year career with Irvine-based Toshiba America Electronic Components, Inc. While there, he served in various sales and marketing leadership roles, including Vice President of Sales for the Computing and Digital Consumer segments, as well as operational leadership roles, including Vice President of Discrete/Analog Business Unit. The Company entered into an employment agreement with Mr. Taylor which sets forth in detail Mr. Taylor’s responsibilities as Vice President and Chief Operating Officer of our North Carolina operations, a summary of which is found above under Item 1.01 — “Entry into a Material Definitive Agreement.”
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL RECORDERS, INC.
	By:	/s/ Kathleen Brown Oher
Date: November 21, 2006		Kathleen Brown Oher
Chief Financial Officer